EXHIBIT 5
October 20, 2008
Pactiv Corporation
1900 West Field Court
Lake Forest, IL 60045

Re:	Pactiv Corporation Deferred Compensation Plan (the “DC Plan”) Pactiv Corporation Deferred Retirement Savings Plan (the “DRS Plan”)
Ladies and Gentlemen:
I have acted as General Counsel to Pactiv Corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter to register (1) shares of common stock, par value $.01 per share (including associated rights) (the “Shares”), of the Company which may from time to time be offered and sold by the Company in connection with the DC Plan or the DRS Plan (collectively the “Plans”), and (2) the Company’s obligation to pay compensation deferred under the terms of either the DC Plan or the DRS Plan (collectively the “Plan Obligations”).
I am familiar with the Registration Statement and the Exhibits thereto. I, or attorneys under my supervision, have also examined originals or copies, certified or otherwise, of such other documents, evidence of corporate action and instruments, as I have deemed necessary or advisable for the purpose of rendering this opinion. As to questions of fact relevant to this opinion, I have relied upon certificates or written statements from officers and other appropriate representatives of the Company and its subsidiaries or public officials. In all such examinations I have assumed the genuineness of all signatures, the authority to sign and the authenticity of all documents submitted as originals. I have also assumed the conformity of originals of all documents submitted as copies.
Based upon and subject to the foregoing, I am of the opinion that
1.	The Shares that will be originally issued under the Plans have been duly authorized and, when issued pursuant to and in accordance with the Plans, will be legally issued, fully paid and non-assessable.
2.	The Plan Obligations, when issued and sold pursuant to the terms of the Plans, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and the terms of the Plans, except as enforceability (i) may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (ii) is subject to general principles of equity (regardless of whether such enforceability is considered a proceeding in equity or law).
I hereby consent to the use of my name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving this consent, I do not hereby

Pactiv Corporation
October 20, 2008

admit that I am in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.
Very truly yours,
/s/ Joseph E. Doyle
General Counsel

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